EXHIBIT 10.36

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of May 1, 1999 by and between Michael Bergeland (hereinafter "Bergeland") and Cenex Harvest States Cooperatives, a Minnesota cooperative corporation (together with all affiliates, the "Company").

1.   The Employment Clause

     The Company hereby agrees to and does hereby employ Bergeland as Executive Vice President and Bergeland hereby agrees to continue in the employ of the Company as Executive Vice President for the period set forth in Paragraph 2 below (the period of employment) upon the other terms and conditions set forth in this Agreement. It is also agreed for the period of this agreement, Bergeland shall be afforded the same professional privileges generally afforded Executive Vice Presidents of the Company which include but are not limited to attendance at meetings, business trips, and continuation of membership on boards such as the Grain Exchange, United Harvest and the Company Retirement Plans.

     Bergeland shall also be afforded the same consideration for retention and/or success incentives as other Executive Vice President's of the Company should such incentives become operative through any merger, acquisition, or change in control.

2.   Period of Employment; Termination of Agreement

     The period of employment shall commence on the date of this Agreement and, subject only to the provisions of Paragraphs 6(b) and 6(c) below, relating, respectively, to death and disability, shall continue through August 31, 2001, provided that Bergeland's employment may be terminated by either party on at least thirty (30) days written notice, subject to the rights and obligations of the parties set forth herein.

3.   The Performance Clause

     Throughout the period of employment, Bergeland agrees to devote his full time and attention during normal business hours to the business of the Company, except for earned vacation and except for illness or incapacity.

4.   The Compensation Clause

     a. For all services to be rendered by Bergeland in any capacity during the period of employment, Bergeland shall be paid as annual compensation a base or fixed salary of $300,000. The President & General Manager will annually review Bergeland's annual compensation and determine what is appropriate for a cost of living, merit increase, and/or increase in responsibilities or duties.

     b. Bergeland shall be entitled to receive incentive compensation based on the Executive Compensation Plan of the Company. It is agreed Bergeland shall receive the maximum payout as provided in the terms of the annual variable pay plan of the Company for the years 1999, 2000 and 2001.
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     c.   During the term of his employment hereunder, Bergeland shall be entitled to retain the automobile Bergeland presently uses and shall be covered by all provisions of the automobile policy in effect at the time of this Agreement.

     d. During the term of Bergeland's employment herunder, Bergeland shall be entitled to those employee benefits separately made available to him from time to time by the Company in its discretion, including financial planning, club memberships, executive physicals and executive disability programs.

     e. The Company shall bear such ordinary and necessary business expenses incurred by Bergeland in performing his duties herunder as the Company determines from time to time, provided that Bergeland accounts promptly for such expenses to the Company in the manner prescribed from time to time by the Company.

5.   Termination with Severance Allowance

     a) Terms of Severance Allowance and Amount. At the expiration of this Agreement, Bergeland shall be provided a severance allowance made up of the following components:

          i) Bergeland shall receive a lump sum payment for the Company's long-term variable pay plan equal to his target payout from that plan.

          ii) Bergeland and the Company are party to the "1997 Supplemental Executive Retirement Plan (SERP) Agreement" executed by Bergeland on May 30, 1997 and the Company on May 27, 1997. The schedule of SERP balance outlined in that agreement shall be accelerated by 5 years and 4 months so that Bergeland is eligible for the maximum amount provided for pursuant that schedule and shall be eligible to receive that amount effective September 1, 2001.

          iii) Medical, dental, vision and hearing insurance shall be provided to Bergeland on the same basis as other eligible retirees of the Company.

          iv) Ownership in the equity portion of Bergeland's membership at Midland Hills Golf Club shall be maintained by Bergeland.


     b) Terms and Conditions for Early Severance Allowance and Amount. In the event of termination of the employment of Bergeland by the Company during the period of employment for any reason other than for cause, as defined in (b) below, death or disability, the Company shall pay Bergeland a severance allowance by continuing Bergeland's base or fixed salary through August 31, 2001. In addition, Bergeland shall receive a pro rata benefit from variable pay plans of the employer in effect at the time this Agreement is effective. Bergeland shall also receive benefits described in 5(a)(ii-iv) above. Said severance allowance shall be in lieu of all other severance payable to Bergeland under Company severance policies. Said severance shall be paid in semi-monthly installments, subject to normal withholding taxes.

     c) Definition of "For Cause". For the purpose of this Agreement, termination of Bergeland's employment shall be deemed to have been for cause (and in which case the Company shall have no obligation to Bergeland whatsoever) only:


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          i)   If termination of Bergeland's employment shall have been the result of an act or acts of fraud, theft or embezzlement on the part of Bergeland which, if convicted, would constitute a felony and which results or which is intended to result directly or indirectly in gain or personal enrichment of Bergeland at the expense of the Company; or

          ii) If termination of Bergeland's employment results from Bergeland's willful and material misconduct, including willful and material failure to perform his duties, and Bergeland has been given written notice by the Company with respect to such and Bergeland does not cure within a reasonable time; or

          iii) If there has been a breach by Bergeland during the period of employment of the provisions of Paragraph 3 above, relating to the time to be devoted to the affairs of the Company, and with respect to any alleged breach of Paragraph 3 hereof, Bergeland shall have substantially failed to remedy such alleged breach within thirty days from Bergeland's receipt of notice from the Company.

     d) Request and Release. In order to obtain the severance allowance provided for in this Agreement, Bergeland must submit a request for severance and must sign a complete release of all claims. The Company shall have no obligation to pay any severance allowance unless and until Bergeland shall have submitted the request for severance and signed a full and complete release of all claims, to be drafted by Legal Counsel for the Company.

6.   Termination without Severance Allowance

     a. Voluntary Termination by Bergeland. In the event of voluntary termination by Bergeland, the Company shall not owe Bergeland any severance allowance and Bergeland shall not, for a period of three (3) years from the date of termination, directly or indirectly participate anywhere in the continental United Sates in any activities which are in competition or conflict with the activities of the Company or any Company subsidiary of affiliate, including, but not limited to, managing, consulting, operating, controlling, owning or having an ownership interest in, being employed by, or being connected with the management, operation or control of, any business which is of the same or similar type of business in which the Company or any Company subsidiary or affiliate presently engage, or hereafter engage during the term of this Agreement, or which competes with, or reasonably could be expected to compete with, the Company or any Company subsidiary or affiliate. Notwithstanding any provision herein, Bergeland shall be entitled to receive, to the date of termination, base or fixed compensation plus a prorated amount of Executive Compensation.

     b. Death. In the event of Bergeland's death during the period of employment, the legal representative of Bergeland shall be entitled to the base or fixed salary provided for in Paragraph (4)a above for the month in which death shall have occurred, at the rate being paid at the time of death, and the period of employment shall be deemed to have ended as of the close of business on the last day of the month in which death shall have occurred but without prejudice to any benefits, such as life insurance, otherwise due in respect to Bergeland's death.


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     c.   Disability

          i) In the event of Bergeland's disability during the period of employment, Bergeland shall be entitled to an amount equal to the base or fixed salary provided for in Paragraph 4(a) above, at the rate being paid at the time of the commencement of disability, for the period of such disability but not in excess of twelve
               (12) months from the beginning of the period that establishes such disability, as described in Paragraph 6(c)(iii) below.

          ii) The amount of any payments under Paragraph 6 (c)(i) shall be reduced by any payments to which Bergeland may be entitled for the same period because of disability under any disability or pension plan of Cenex Harvest States or of any division, subsidiary, or affiliate thereof, or as the result of worker's compensation or nonoccupational disability payments received from any government entity.

          iii) The term "Disability" as used in this Agreement, shall mean an illness or accident occurring during the period of employment which prevents Bergeland from performing the essential functions of his job under the Agreement, with reasonable accommodations (as defined by federal and Minnesota disability laws), for a period of six consecutive months. The period of employment shall be deemed to have ended as of the close of business on the last day of such six-month period but without prejudice to any payments due Bergeland from any disability policy or disability insurance.

7.   Successor in Interest

     This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of its assets, but, except to any such successor, purchaser, or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto.

8.   Construction

     Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.   Governing Laws

     This Agreement shall be governed by an construed and enforced in accordance with the laws of the State of Minnesota.


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10.  Notices

     Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, sent by Certified Mail, Return Receipt Requested:

     If to Bergeland:                       Michael Bergeland
                                            853 Amble Road
                                            Shoreview, MN 55126

     If to the Company:                     John D. Johnson
                                            Cenex Harvest States Cooperatives
                                            P. O. Box 64089
                                            St. Paul, MN 55164-0089

     With a copy to:                        Richard L. Baldwin, Human Resources
                                            Cenex Harvest States Cooperatives
                                            P. O. Box 64089
                                            St. Paul, MN 55164-0089

11.  Entire Agreement

     This Agreement shall constitute the entire agreement between the parties, superseding all prior agreements, and may not be modified or amended and no waiver shall be effective unless by written document signed by the President and General Manager and Bergeland.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.


                                    CENEX HARVEST STATES COOPERATIVES




    _________________________       By: _______________________________
    Michael Bergeland                       John D. Johnson
                                            President & General Manager